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                                                                    EXHIBIT 10.7

                  AGREEMENT FOR THE ESTABLISHMENT OF A LIMITED

                   LIABILITY COMPANY AND CAPITAL CONTRIBUTION

        In accordance with the PRC Company Law, the shareholders have agreed, after careful consideration, to contribute capital on a voluntary basis for the establishment of a limited liability company. It is hereby agreed as follows:

1. The proposed name of the newly established limited liability company shall be Guangdong Wangying Communication Technology Company Limited (the "COMPANY"). There shall be a list of alternative names. The name of the Company shall be as registered at the registration authority.

2. The principal business of the Company shall be information technology business. The proposed place of domicile of the Company shall be 2/F., No. A4, Jinyang No. 2 Street, Zhongshan No. 1 Road, Dongshan District, Guangzhou City.

3. The Company shall have three shareholders having legal person status. They are: AsiaInfo Technologies (China) Inc. (Registration No.: Qi Du Jing Zong Zi No. 010138), Guangdong Data Communication Network Company Limited (Registration No.: 4400001005310) and Guangdong Wangxing Communication Technology Company Limited (Registration No.:
        4400001008853).

4. The registered capital of the Company shall be RMB3,000,000. AsiaInfo Technologies (China) Inc. shall contribute RMB1,200,000 in cash, representing 40% of the total registered capital; Guangdong Data Communication Network Company Limited shall contribute RMB900,000 in cash, representing 30% of the total registered capital; and Guangdong Wangxing Communication Technology Company Limited shall contribute RMB900,000 in cash, representing 30% of the total registered capital.

5. Upon the pre-approval and registration of the name of the Company, a temporary bank account shall be opened within three days. The shareholders shall make their contributions fully in cash and deposit such cash to the temporary bank account within three days after it has been established.

6. Any shareholder who fails to make its agreed contribution shall assume liability for breach of agreement by paying a penal sum calculated at a rate of 0.3% to the non-breaching shareholders.

7. The liability of the shareholders to the Company shall be limited to their respective capital contribution. Creditors of the Company shall have recourse to all of the assets of the Company.

8. The shareholders have agreed that Chen Shanquan shall make an application on behalf of the Company for pre-approval and registration of its name and registration of its establishment to a registration authority. The applicant shall undertake that documents and certificates submitted to the registration authority are truthful, valid and legal and assume liability therefor.

9. If, for various reasons, the application for establishment of the Company cannot reflect the original intentions of the shareholders, the application may be terminated upon the agreement of the shareholders. Any costs incurred shall be borne by the shareholders in accordance with their agreed percentage of capital contribution.

AsiaInfo Technologies (China) Inc.       Guangdong Data Communication Technology
                                         Company Limited

Representative: Seal                     Representative: Seal

Guangdong Wangxing Communication
Technology Company Limited

Representative: Seal

Location of Signing: 3/F., No. 15 Xincheng South Street, Tianhe East Road,
                     Guangzhou

Time of Signing:  2 June 2000

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